Exhibit 10.49

March 1, 2013

Kurt Hartman

1 Austen Court

Marlboro, NJ 07746

Re:  Separation from Optimer Pharmaceuticals, Inc.

Dear Mr. Hartman:

This letter sets forth the terms and conditions of the separation agreement (the “Agreement”) that OPTIMER PHARMACEUTICALS, INC. (the “Company”) is offering to aid in your employment transition.  This Agreement shall be effective as of the date you sign this Agreement (the “Effective Date”).  As part of this Agreement, and pursuant to and subject to the terms of the Company’s Amended and Restated Severance Benefit Plan (the “Severance Plan”), the Company will provide you certain severance benefits outlined below.  All initially capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Severance Plan.

1.                                      SEPARATION DATE.  Your last day of work with the Company and your employment termination date was February 26, 2013 (the “Separation Date”).

2.                                      BASE SALARY SEVERANCE AND BONUS.  Pursuant to the Severance Plan and this Agreement, if you sign, date and return this Agreement to the Company within ten (10) days of the date hereof, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company will pay you cash severance in an amount equivalent to 15 months of your Base Salary (which severance, after adjustment in respect of two days’ Base Salary previously paid to you, equates to $384,630) and a cash bonus for 2012 in the amount of $46,500 (the “Base Salary Severance” and “Bonus,” respectively).  The Base Salary Severance and Bonus will be subject to standard payroll deductions and withholdings and will be paid to you a lump sum no later than the second payroll date that occurs after the Company receives the executed Agreement from you; provided, however, that in no event shall the Bonus be paid prior to the date on which the Company pays bonuses with respect to 2012 performance under the Company’s Incentive Compensation Plan to the Company’s employees.

3.                                      EQUITY SUMMARY.

(a)                                 Stock Option Summary.  In connection with your employment, you were granted stock options covering a total of 118,750 shares of the Company’s common stock (the “Options”).  Under the terms of your stock option agreement and the applicable plan documents, vesting of the Options ceased as of the Separation Date.  As of the Separation Date, 58,853 shares subject to the Options have vested and 59,897 shares remain unvested.  However, pursuant to the Severance Plan, if you sign, date and return this Agreement to the Company within ten (10) days of the date hereof, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), then Company will accelerate vesting of the Options, effective as of the Separation Date, to provide for vesting of an additional 37,109 shares subject to the Options (equal to 15 more months of vesting), which then shall be exercisable by you (resulting in a total of 95,962 vested shares subject to the Options).  You have three (3) months from the Separation Date to exercise any vested portion of the options. All remaining unvested shares shall terminate on the Separation Date.  Your rights to exercise your vested shares subject to the Options are governed by the terms of your stock option agreement and the Company’s applicable Equity Incentive Plan.

(b)                                 Restricted Stock Unit Summary. In connection with your employment, you were granted a restricted stock unit covering a total of 17,000 shares of common stock of the Company (the “RSU”). Under the terms of your restricted stock award agreement and the applicable plan documents, vesting of your RSU ceased as of the Separation Date.  As of the Separation Date, 0 shares were released to you 13,500 were cancelled and 3,500 shares remain unvested.  However, pursuant to the Severance Plan, if you sign, date and return this Agreement to the Company within ten (10) days of the date hereof, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), then Company will accelerate vesting of the RSU, effective as of the Separation Date, to provide for vesting of an additional 1,167 shares (equal to 15 more months of vesting), resulting in a total of 1,167 shares that shall then be released to you and 2,333 shares that will remain unvested and be cancelled. Your rights with respect to any such vested and unvested shares are governed by the restricted stock award agreement, grant notice and related plan documents.

4.                                      AGREEMENT TO REPAY.  Pursuant to the letter agreement between you and the Company dated as of the Separation Date (the “Letter Agreement”), the payments and benefits provided to you pursuant to Sections 2 and 3 above, and any payment by the Company of COBRA Premiums pursuant to Section 8 below (collectively, the “Severance Benefits”), are subject to your agreement to repay the Severance Benefits in the event that it is finally determined by a court that you engaged in any act for which you would not be entitled to indemnification under Section 8.1 of the Company’s Amended and Restated Bylaws.

5.                                      ACCRUED SALARY, VACATION AND EMPLOYEE STOCK PURCHASE PLAN (ESPP) CONTRIBUTIONS FOR CURRENT PERIOD.  You acknowledge that the Company has paid you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard withholdings and deductions.  Additionally, you will also be reimbursed for contributions made in the current period under the Company’s ESPP, if any.  You are entitled to these payments regardless of whether or not you sign this Agreement.

6.                                      EXPENSE REIMBURSEMENT.  Within fifteen (15) business days following the Separation Date, you agree to submit all final documented expense reimbursement statements reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement.  The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

7.                                      OTHER COMPENSATION AND BENEFITS/EQUITY.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance (pursuant to the Severance Plan or otherwise), bonuses, stock options, stock or benefits from the Company.

8.                                      HEALTH INSURANCE/COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, your health insurance benefits will continue through the end of the month of your Separation Date (February 28, 2013).  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  However, if you (i) sign, date and return this Agreement to the Company within the applicable time-frame, (ii) comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement, and (iii) timely elect continued group health coverage pursuant to COBRA, then the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the full amount of your COBRA premiums sufficient to maintain group health insurance coverage in effect as of the Separation Date for you and your qualified dependants (the “COBRA Premiums”) for a maximum period of 15 months following the Separation Date (the “COBRA Premiums Period”).  If the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a cash payment equal to the applicable COBRA Premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), during the COBRA Premiums Period.  If, during the COBRA Premiums Period, you become eligible for group health insurance coverage through another employer or otherwise cease to be eligible for COBRA, the Company’s obligation to pay your COBRA Premiums (or Special Cash Payment) will terminate.  You are required to immediately notify the Company’s Senior Vice President of Human Resources in writing if you become eligible for coverage under a group health plan of a subsequent employer. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.

9.                                      RETURN OF COMPANY PROPERTY.  Pursuant to the Severance Plan and this Agreement, you will not be entitled to any severance benefits under the Severance Plan or this Agreement unless and until you return all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which you had in you possession at any time, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, iPads, facsimile machines, mobile telephones, Cisco phones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  Further, as a condition to receiving the severance benefits under the Severance Plan and this Agreement, except for materials that are subject to any existing document preservation or hold notice, you must not make or retain copies, reproductions or summaries of any such Company Property, and you agree that you will provide to the Company any Company Property currently in your possession.

10.                               EMPLOYEE PROPRIETARY INFORMATION AGREEMENT.  You acknowledge your continuing obligation to comply with your Employee Proprietary Information Agreement, a copy of which is attached hereto as Exhibit A.

11.                               CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever.  Notwithstanding the prohibition in the preceding sentence: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms.

12.                               NONDISPARAGEMENT.  You agree not to disparage the Company and its officers, directors, employees, shareholders, investors, and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any request for information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

13.                               NO VOLUNTARY ADVERSE ACTION / COOPERATION.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  You further agree to execute all documents (if any) necessary to carry out the terms of this Agreement.  In addition, you acknowledge and reaffirm your continuing obligations to retain certain documents and information described in those Notices issued to you by the Company on July 18, 2012, July 19, 2012 and November 13, 2012, which obligations continue after the Separation Date.  As a convenience to you, the Company has provided you with additional copies of the July 18, 2012, July 19, 2012 and November 13, 2012 Notices.

14.                               RELEASE OF CLAIMS.

(a)                                 General Release.  In exchange for the consideration provided to you under this Agreement and the Severance Plan to which you would not otherwise be entitled, including but not limited to the Regular Covered Termination Severance Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, investors, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).  You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iii) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

(b)                                 Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay (pursuant to the Severance Plan or otherwise), fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on the Severance Plan); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, and the New Jersey Conscientious Employee Protection Act.

(c)                                  Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15.                               NO ADMISSIONS.  The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and it shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

16.                               REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, or any applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.

17.                               SECTION 409A.  It is intended that all of the severance benefits payable under this Agreement and the Severance Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code, as amended (the “Code”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Internal Revenue Code, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), and incorporates by reference all required definitions and payment terms.  Notwithstanding anything to the contrary set forth herein, any Severance Benefits provided under Section 2, Section 3 and Section 8 of this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)).  Any payments made in reliance on Treasury Regulation Section

1.409A-1(b)(4) will be made not later than March 15 of the year following the year in which your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) occurred.  For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

18.                               ENTIRE AGREEMENT.  This Agreement, including Exhibit A, the Letter Agreement and the Severance Plan together constitute the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any such promises or representations.  This Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

19.                               SUCCESSORS AND ASSIGNS.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

20.                               SEVERABILITY.  If a court, arbitrator, or other authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, and the invalid or unenforceable term or provision shall be replaced with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

21.                               AUTHORITY.  You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and that you are duly authorized to give the release granted herein.

22.                               COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

23.                               SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

If this Agreement is acceptable to you, please sign below and return the fully signed Agreement to me within ten (10) days of your receipt of this Agreement.  If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement will expire.

Let me know if you have any questions.  We wish you the best in your future endeavors.

Sincerely,

OPTIMER PHARMACEUTICALS, INC.

Linda E. Amper

Sr. Vice President, Human Resources

Attachment: Exhibit A — Employee Proprietary Information Agreement

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

/s/ Kurt Hartman	Dated:	3/2/13
KURT HARTMAN